Exhibit 99.1
FOR IMMEDIATE RELEASE

October 29, 2013

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter Operating Results

DALLAS, TEXAS, October 29, 2013 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $29.5 million for the quarter ended September 30, 2013. For the nine months ended September 30, 2013, the Bank reported net income of $69.7 million.

Total assets at September 30, 2013 were $31.3 billion, compared with $32.7 billion at June 30, 2013 and $35.8 billion at December 31, 2012. The $1.4 billion decrease in total assets for the third quarter was attributable primarily to a $1.8 billion decline in the Bank's advances offset in part by a $0.3 billion increase in its long-term investment securities portfolio. For the nine-month period ended September 30, 2013, the $4.5 billion decrease in total assets was largely attributable to declines in the Bank’s short-term liquidity portfolio ($2.3 billion), advances ($1.8 billion) and long-term investment securities portfolio ($0.3 billion).

Advances totaled $16.6 billion at September 30, 2013, compared with $18.4 billion at both June 30, 2013 and December 31, 2012. The Bank's lending activities generally remained subdued during the first nine months of the year due largely to high deposit levels and weak demand for loans at member institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency mortgage-backed securities (MBS), totaled $5.2 billion at September 30, 2013, compared with $4.9 billion at June 30, 2013 and $5.2 billion at December 31, 2012. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $220.6 million at September 30, 2013, compared with $232.6 million at June 30, 2013 and $255.6 million at December 31, 2012. The Bank's long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, totaled $5.5 billion at September 30, 2013, compared with $5.5 billion at June 30, 2013 and $5.8 billion at December 31, 2012. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, overnight reverse repurchase agreements and U.S. Treasury Bills) totaled $3.8 billion at September 30, 2013, compared with $3.6 billion at June 30, 2013 and $6.1 billion at December 31, 2012.

The Bank's retained earnings increased to $638.4 million at September 30, 2013, from $609.9 million at June 30, 2013 and $571.9 million at December 31, 2012. On September 30, 2013, a dividend of $1.0 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of previous other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $37.3 million at June 30, 2013 and $41.4 million at December 31, 2012 to $35.3 million at September 30, 2013. Accumulated other comprehensive income (loss) attributable to net unrealized gains (losses) on the Bank's available-for-sale securities portfolio totaled ($2.8 million), $3.0 million and $22.5 million as of September 30, 2013, June 30, 2013 and December 31, 2012, respectively.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2013 is set forth below. Further discussion and analysis regarding the Bank's third quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended September 30, 2013 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Nine Months Ended September 30, 2013
(Unaudited, in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012
Selected Statement of Condition Data:

Assets
Investments (1)	$13,584,875	$12,216,642	$16,198,823
Advances	16,634,235	18,354,152	18,394,797
Mortgage loans held for portfolio, net	96,263	104,378	121,478
Cash and other assets	1,004,451	2,008,181	1,040,231
Total assets	$31,319,824	$32,683,353	$35,755,329

Liabilities
Consolidated obligations
Discount notes	$6,513,829	$7,569,453	$6,984,378
Bonds	22,041,996	22,164,449	25,697,936
Total consolidated obligations	28,555,825	29,733,902	32,682,314
Mandatorily redeemable capital stock	30,086	4,229	4,504
Other liabilities	992,993	1,212,408	1,297,877
Total liabilities	29,578,904	30,950,539	33,984,695
Capital
Capital stock — putable	1,140,171	1,156,781	1,216,986
Retained earnings	638,406	609,901	571,893
Total accumulated other comprehensive income (loss)	(37,657)	(33,868)	(18,245)
Total capital	1,740,920	1,732,814	1,770,634
Total liabilities and capital	$31,319,824	$32,683,353	$35,755,329

Total regulatory capital (2)	$1,808,663	$1,770,911	$1,793,383

	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2013

Selected Statement of Income Data:

Net interest income	$42,359	$113,674
Other income	7,559	16,271
Other expense	17,104	52,462
AHP assessment	3,282	7,750
Net income	$29,532	$69,733

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of September 30, 2013, June 30, 2013 and December 31, 2012, total regulatory capital represented 5.77 percent, 5.42 percent and 5.02 percent, respectively, of total assets as of those dates.
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